UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2025

SPHERE 3D CORP.
(Exact name of registrant as specified in its charter)

Ontario	001-36532	98-1220792
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

243 Tresser Blvd, 17th Floor
 Stamford, Connecticut, United States 06901
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (647) 952 5049

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares	ANY	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 11, 2025, the Sphere 3D Corp. (the “Company”) entered into a third amended and restated employment agreement with Mr. Kalbfleisch (the “November 2025 Employment Agreement”), which amended and restated the second amended and restated employment agreement between the Company and Mr. Kalbfleisch dated May 8, 2025, in its entirety.  Under the November 2025 Employment Agreement, Mr. Kalbfleisch will serve as the Company's Chief Executive Officer and will continue in his role of Chief Financial Officer. The Company will pay Mr. Kalbfleisch an annual base salary of $400,000. At the discretion of the board of directors of the Company (the “Board”), Mr. Kalbfleisch will be eligible to receive an annual discretionary bonus of 110% of his base salary and additional restricted stock units and/or options based upon the achievement of certain performance and financial thresholds to be determined by the Board. Mr. Kalbfleisch is also entitled to family health insurance benefits to be fully paid for by the Company and to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans that the Company may from time to time have in effect for any of the Company’s executive management employees.

All compensation and unvested benefits payable under the November 2025 Employment Agreement shall terminate on the date of the termination of Mr. Kalbfleisch's employment, unless Mr. Kalbfleisch's employment is terminated by the Company without cause or by Mr. Kalbfleisch for good reason (each as defined in the November 2025 Employment Agreement), in which case Mr. Kalbfleisch shall be entitled to (i) continued payment of his base salary at the rate and schedule then in effect for a period of 18 months after the date of termination; (ii) 75% of his target bonus for a period of 18 months; (iii) all unpaid and accrued vacation as of the date of termination; (iv) continued health and life insurance benefits for 18 months after the date of termination, or at Mr. Kalbfleisch's discretion, retaining or obtaining family medical, dental, vision and/or other insurance plans and benefits, the cost of which shall be reimbursed by the Company for a period of 18 months after the date of termination, subject to a maximum average monthly reimbursement of $5,000; (v) the immediate vesting of any outstanding unvested stock options, restricted stock units or other stock awards; and (vi) a pro rata share of his target bonus (based on the bonus being payable in full) at the termination date, along with any declared but unremitted bonus payment from the prior year that had not yet been paid to Mr. Kalbfleisch.

The above description of the November 2025 Employment Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the November 2025 Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and the contents of which are incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 5.02.

Item 7.01.  Regulation FD Disclosure.

On November 6, 2025, the Company issued a press release announcing that the Board appointed Kurt Kalbfleisch as Chief Executive Officer, effective immediately.  Mr. Kalbfleisch served as Interim CEO since January 2025. The information contained in the press release is incorporated herein by reference and furnished as Exhibit 99.1.

The information set forth under Item 7.01 of this Current Report on Form 8-K (this "Current Report"), including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing, except as expressly set forth by specific reference in such a filing. This Current Report will not be deemed an admission as to the materiality of any information in this Current Report that is required to be disclosed solely by Regulation FD.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1	Third Amended and Restated Employment Agreement by and between Sphere 3D Corp. and Kurt Kalbfleisch dated November 11, 2025.
99.1	Press release of Sphere 3D Corp. dated November 6, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 13, 2025

SPHERE 3D CORP.

By: /s/ Kurt Kalbfleisch

 Kurt Kalbfleisch

 Chief Executive Officer and Chief Financial Officer